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                                                                    Exhibit 99.4

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

  The Audit Committee has appointed PricewaterhouseCoopers LLP as Goodyear's independent accountants for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

FEES INCURRED BY GOODYEAR FOR PRICEWATERHOUSECOOPERS LLP

  The following table presents fees and expenses for audit services rendered by PricewaterhouseCoopers LLP for the audit of Goodyear's annual Financial Statements for fiscal 2003 and 2002 and fees and expenses

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for other services rendered by PricewaterhouseCoopers LLP during these periods.

                           2003          2002
                        -----------   -----------
Audit Fees and
  Expenses (1)........  $11,352,000   $ 6,865,000
Audit-Related Fees and
  Expenses (2)........    2,228,000       915,000
Tax Fees and
  Expenses (3)........    2,245,000     2,226,000
All Other Fees and
  Expenses (4)........    1,835,000     2,390,000
Total.................  $17,660,000   $12,396,000

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(1) Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-related fees and expenses consisted primarily of accounting consultations, employee benefit plan audits and services related to business acquisitions and divestitures.

(3) Tax fees and expenses consisted primarily of expatriate tax services, assistance in the preparation of international tax returns and consultations on various tax matters worldwide.

(4) All other fees and expenses principally include forensic accounting investigative services in 2003, and pre-implementation information systems control reviews and assistance in the implementation of SAP in Asia in 2002.

  All audit, audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Pre-Approval Policy provides for pre-approval of audit, audit-related tax services and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chair of the Committee. The Chair is to report any such pre-approval decisions to the Committee at its next scheduled meeting.